                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "Agreement") is made and entered into as of April 13, 1999 by and between ImageX.com, Inc., a Washington corporation ("ImageX"), Keystone Acquisition Corp., a Washington corporation and wholly owned subsidiary of ImageX ("Employer"), and Nicholas J. Stanley ("Executive").

                                    RECITALS

      A. ImageX, Employer, Fine Arts Engravers Company, Inc., an Oregon corporation ("Fine Arts"), and Executive have entered into an Asset Purchase Agreement dated as of February 23, 1999 (the "Asset Purchase Agreement") pursuant to which Employer will purchase substantially all of the assets and other rights, and assume certain specified liabilities, of Fine Arts.

      B. It is a condition precedent to the closing of the Asset Purchase Agreement that Executive and Employer enter into this Agreement.

                                    AGREEMENT

      In consideration of the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1.    Employment

      Employer will employ Executive and Executive will accept employment by Employer as Employer's President. Executive will, subject to Employer's Articles of Incorporation and Bylaws, perform such duties as are customarily performed by a President of a corporation that is, in all respects, similar to Employer, and such other duties consistent with this Agreement as may be assigned from time to time by Employer's Board of Directors that relate to the business of Employer, its subsidiaries, its parent corporation or any business ventures in which Employer, its subsidiaries or its parent corporation may participate that are related to printing, engraving or e-commerce in connection therewith; provided, however, that at all times during the term of this Agreement, Executive will be employed as the President of Employer and shall have responsibilities and compensation relative to other employees of ImageX that are consistent with that title. Executive and Employer agree that Executive's principal place of employment under this Agreement shall be in the Portland metropolitan area and that no person, other than the Chief Executive Officer of ImageX will be appointed to an office of Employer senior to that of Executive.

2.    Attention and Effort

      Executive will devote his entire working time, ability, attention and effort to Employer's business and will faithfully serve its interests during the Term (as defined below) of this Agreement; provided, however, that Executive may devote reasonable periods of time


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to (a) engaging in personal investment activities, (b) serving on the board of directors of other corporations, if such service would not otherwise be prohibited by Section 7 hereof, and (c) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with Executive's duties under this Agreement. Without limiting the generality of the foregoing, Executive may devote time and attention to the activities identified on Exhibit A hereto at levels of participation that do not materially interfere with his responsibilities as President of Employer. The parties agree that the levels of participation existing as of the date hereof do not materially interfere with such responsibilities as they currently exist.

3.    Term

      Subject to Section 5 hereof or unless extended by mutual agreement of the parties, Executive's initial term of employment under this Agreement (the "Term") shall expire on the second anniversary of the date hereof.

4.    Compensation

      4.1   Base Salary

      During the Term of this Agreement, Employer agrees to pay or cause to be paid to Executive, and Executive agrees to accept in exchange for the services rendered hereunder by him and the agreements undertaken by him herein, an annual salary of One Hundred Twenty-Five Thousand Dollars ($125,000) before all authorized or legally required payroll deductions. Such annual salary shall be paid in substantially equal installments and at the same intervals as other senior executives of Employer are paid as may be determined from time to time by the Board. During the Term of this Agreement, Executive's annual base salary shall not be reduced below the amount set forth in this Section 4.1. Such salary shall be subject to increase from time to time as approved by the Board of Directors of Employer in its sole discretion.

      4.2   Bonus

      Executive may be entitled to receive, in addition to the annual base salary described above, an annual bonus in such amount, if any, as may be determined by the Board of Directors of Employer in its sole discretion.

      4.3   Benefits

      During the term of this Agreement, Executive will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs generally available to senior executives of Employer, as those programs may currently exist or be modified from time to time.

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      4.4   Warrants

      In connection with the execution and delivery of this Agreement, ImageX shall grant to Executive a warrant, in substantially the form of Exhibit B hereto, to purchase One Hundred Fifty Thousand (150,000) shares of ImageX's common stock, $.01 par value per share ("Common Stock") at an exercise price of $2.00 per share; provided, however, that ImageX shall have the option, exercisable in its sole discretion at any time prior to the issuance of the warrant, to substitute a junior series of preferred stock in lieu of the Common Stock.

      4.5   Options

      In connection with the execution and delivery of this Agreement, ImageX shall grant to Executive (the "ImageX Board"), options to purchase Fifty Thousand (50,000) shares of Common Stock, at an exercise price equal to the fair market value per share of the Common Stock on the date such options are granted by the ImageX Board, as such value is determined by the ImageX Board. Such options shall be granted under, and shall be subject to all the terms and conditions of, ImageX's employee stock option plan, as such plan may be amended from time to time, and shall vest according to the customary vesting schedule applicable to ImageX employees.

5.    Termination

      Employment of Executive pursuant to this Agreement may be terminated as follows, but in any case the provisions of Section 7 hereof shall survive the termination of this Agreement and the termination of Executive's employment hereunder:

      5.1   By Employer

      Employer may terminate Executive's employment at any time upon giving Notice of Termination (as hereinafter defined).

      5.2   By Executive

      Executive may terminate his employment at any time upon giving Notice of Termination.

      5.3   Automatic Termination

      This Agreement and Executive's employment hereunder will terminate automatically upon Executive's death or total disability. The term "total disability" as used herein means Executive's inability to perform the duties set forth in Section 1 hereof for a period of 60 consecutive days or periods aggregating 120 calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause, unless Executive is granted a leave of absence by Employer's Board of Directors. Executive and Employer hereby acknowledge that Executive's ability to perform the duties specified in Section 1

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hereof is of the essence of this Agreement. Termination hereunder will be deemed to be effective (a) on the date of Executive's death or (b) immediately upon a determination by Employer's Board of Directors or the ImageX Board of Executive's total disability, which determination shall be based on the advice of a qualified physician or psychiatrist appointed by such Board in the case of a determination of total disability based on a mental or physical illness or condition, it being agreed that Executive will cooperate in any such physical or mental examination as may be necessary.

      5.4   Notice of Termination

            5.4.1 Termination For Cause or Without Good Reason

      With respect to any termination of Executive's employment by Employer for Cause (as defined below) or by Executive without Good Reason (as defined below), the term "Notice of Termination" means written notice of termination of Executive's employment delivered to the other party in accordance with Section 11 below. The effective date of any such termination for Cause or without Good Reason shall be the date on which such Notice of Termination is deemed to be effective pursuant to Section 11 below.

            5.4.2 Termination Without Cause or For Good Reason

      With respect to any termination of Executive's employment by Employer without Cause or by Executive for Good Reason, the term "Notice of Termination" means at least 30 days' written notice of termination delivered to the other party in accordance with Section 11 below, during which period Executive's employment and performance of services will continue; provided, however, that Employer may, upon notice to Executive and without reducing Executive's compensation during such period, excuse Executive from any or all of his duties during such period. The effective date of any such termination without Cause or for Good Reason shall be the date which is 30 days after the date on which such Notice of Termination is deemed to be effective pursuant to Section 11 below.

      5.5   Transfer of Executive's Employment

      If Executive's employment is transferred from Employer to ImageX or any other subsidiary of ImageX, such transfer shall not, in and of itself, be deemed a termination of Executive's employment under this Agreement and this Agreement shall continue in effect without regard to the transfer; but only if Executive's position and duties after the transfer are substantially the same as his position and duties with Employer immediately prior to the transfer.

6.    Termination Payments

      In the event of termination of Executive's employment, all compensation and benefits set forth in this Agreement will terminate upon the effective date of such termination, except as specifically provided in this Section 6:

      6.1   Termination by Employer

      (a) If Employer terminates Executive's employment without Cause prior to the end of the Term of this Agreement, Executive will be entitled to receive (i) termination payments equal to the sum of (A) the annual base salary Executive would have received if his employment hereunder had continued from the effective date of the termination until the end of the Term of this Agreement and (B) Seventy-Five Thousand Dollars ($75,000), subject to adjustment as provided in
Section 7.4 below; and (ii) any unpaid annual base salary and benefits that have accrued for services already performed as of the date termination of Executive's employment becomes effective.

      (b) If Employer terminates Executive's employment with Cause, Executive will not be entitled to receive any of the foregoing benefits, other than those set forth in clauses (i)(B) and (ii) above.

      6.2   Termination by Executive

      (a) If Executive terminates his employment for Good Reason prior to the end of the term of this Agreement, Executive will be entitled to receive the payments set forth in Section 6.1(a) hereof.

      (b) If Executive terminates his employment for any reason other than Good Reason prior to the end of the term of this Agreement, Executive will not be entitled to any payments hereunder, other than those set forth in clauses (i)(B) and (ii) of Section 6.1(a) hereof.

      6.3   Termination Because of Death or Total Disability

      In the case of the termination of Executive's employment as a result of his death or total disability as defined above, Executive shall not be entitled to receive any payments or benefits hereunder, other than those set forth in clause (ii) of Section 6.1(a) hereof plus an amount equal to three months' base salary.

      6.4   Termination Because of Expiration of Term

      In the case of the termination of Executive's employment as a result of the expiration of the Term of this Agreement, Executive will not be entitled to receive any payments or benefits hereunder, other than those set forth in clauses (i)(B) and (ii) of Section 6.1(a) hereof.

      6.5   Payment Schedule

      All payments under this Section 6 will be made to Executive at the same interval as payments of salary would have been made hereunder if such employment had not been terminated.

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      6.6   Certain Definitions

      (a) Wherever reference is made in this Agreement to termination being with or without Cause, "Cause" means the occurrence of one or more of the following events:

            (i) Executive's willful material misconduct or dishonesty in the performance of, or the willful failure to perform, any duty assigned to Executive consistent with the terms of this Agreement or incident to his employment responsibilities as President of Employer;

            (ii) Executive's willful injury of Employer or its affiliates, Executive's breach of a fiduciary duty owed to Employer or its affiliates, or any act of Executive involving moral turpitude and materially adversely affecting (or which Employer has a reasonable basis for believing will materially adversely affect) the business, goodwill or reputation of Employer or its affiliates;

            (iii) Conviction of Executive of a violation of (including plea of nolo contendere) a state or federal criminal law involving the commission of a crime against Employer or its affiliates or any felony, in each case, materially adversely affecting (or which Employer has a reasonable basis for believing will materially adversely affect) the business, goodwill or reputation of Employer or its affiliates;

            (iv) Habitual misuse by Executive of alcohol or controlled substances that materially impairs Executive's ability to perform his duties under this Agreement; or

            (v) Any material violation by Executive of any provision of Section 7 of this Agreement.

      (b) Wherever reference is made in this Agreement to termination being with or without "Good Reason," "Good Reason" means the occurrence of any of the following without the consent of the Executive:

            (i) the assignment to Executive of duties materially inconsistent with and detrimental to Executive's position, authority, duties or responsibilities as contemplated by this Agreement; provided, however, that the reduction of Executive's position, authority, duties and responsibilities by Employer following Executive's written notice to Employer that he intends to resign his position with Employer under circumstances that would not constitute Good Reason shall not constitute Good Reason under this Agreement;

            (ii) Employer requiring the Executive to spend materially more time traveling than is customarily spent by executive officers of comparable companies performing similar functions; or

            (iii) Any material violation by Employer of any provision of this Agreement.

            (iv) Relocation of Executive's principal place of employment outside of the Portland metropolitan area.

      (c) For purposes of Sections 6.6(a)(i) and (ii), no act, or omission to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith or without reasonable belief that his action or omission was in the best interest of Employer; provided, however, that any act, or omission to act, on Executive's part in reliance upon the advice of counsel to Employer, or counsel to Executive, shall not be deemed to be willful.

7.    Noncompetition and Nonsolicitation

      7.1   Applicability

      This Section 7 will survive the termination of Executive's employment with Employer or the expiration of the term of this Agreement. Executive agrees that the duration and scope of his obligations under this Section 7 are reasonable.

      7.2   Scope of Competition

      Executive agrees that he will not, directly or indirectly, during his employment and for eighteen (18) months after the date on which his employment is terminated, be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or otherwise be connected with or related to, in any manner, directly or indirectly, any Competitor (as defined below), unless released from such obligation in writing by Employer's Board of Directors. A "Competitor" consists of any entity that produces, markets, distributes or otherwise derives benefit from the production, marketing or distribution of products or services that compete with products or services then produced, marketed or distributed by Employer (excluding any such products or services that are wholly unrelated to Executive's responsibilities with Employer and as to which he possesses no material confidential or proprietary information of Employer), or any entity that is preparing to market or is developing products that will be in competition with the products or services then produced, marketed or distributed or being developed by Employer (excluding any such products or services that are wholly unrelated to Executive's responsibilities with Employer and as to which he possesses no material confidential or proprietary information of Employer), anywhere in North America. Without limiting the generality of the foregoing, Executive shall be deemed to be related to or connected with a Competitor if, among other things, such Competitor is (a) a partnership in which he is a general or limited partner or employee, (b) a corporation or association of which he is a shareholder, officer, employee or director, (c) a limited liability company in which he is a member or employee, or (d) a partnership, corporation, limited liability company or association of which he is a member, consultant or agent; provided, however, that nothing herein will prevent the purchase or ownership by Executive of shares of a Competitor that constitute less than 1% of the outstanding equity securities of a publicly or privately held corporation, if Executive has no other relationship with such corporation.

      7.3   Scope of Nonsolicitation

      Executive will not (a) directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any employee, consultant or third-party contractor of Employer to cease his or her relationship with Employer or (b) solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of Employer from continuing to do business with Employer at historic or previously planned or intended levels. This Section 7.3 will apply during the time period and geographical area described in Section 7.2 hereof.

      7.4   Waiver of Noncompetition and Nonsolicitation Provisions

      In the event of any termination of Executive's employment for any reason prior to expiration of the Term of this Agreement, Executive shall promptly notify Employer in writing of the identity of any company or other entity with whom Executive (a) will be working (in whatever capacity) or (b) is discussing a possible working relationship. On or prior to the effective date of Executive's termination of employment other than by death or total disability, and within 30 days thereafter in the event of a termination of Executive's employment by the Company for Cause, Employer may, by executing a written waiver or modification, reduce the time period during which the prohibitions set forth in Sections 7.2 and 7.3 hereof shall apply and, to the extent such time period is reduced, any termination payment set forth in Section 6.1(a)(i)(B) of this Agreement otherwise due to Executive, shall be proportionately reduced. By way of example, if Employer timely elects to reduce the time period from 18 months to nine months (a 50% reduction in the time period), the termination payment under
Section 6.1(a)(i)(B) shall be reduced by 50% to $37,500. A waiver or modification by Employer of the time period pursuant to this Section 7.4 need not comply with Section 16 hereof to the extent such Section would require the signature of Executive in order for the waiver or modification to be effective.

      7.5   Assignment of Intellectual Property

      Executive's interest in all proprietary concepts, designs, machines, devices, uses, processes, technology, trade secrets, works of authorship, customer lists, plans, embodiments, inventions, improvements or related work product (collectively, "Intellectual Property") that Executive develops, conceives or first reduces to practice during the term of his employment hereunder, whether working alone or with others, shall be Employer's sole and exclusive property, together with any and all Intellectual Property rights, including, without limitation, patent or copyright rights, relating thereto, and Executive hereby assigns to Employer all of such Intellectual Property. The Intellectual Property so assigned shall include only such concepts, designs, machines, devices, uses, processes, technology, trade secrets, works of authorship, customer lists, plans, embodiments, inventions, improvements and related work product that (a) relate to Executive's performance of services under this Agreement, to Employer's field of business or to Employer's actual or demonstrably anticipated research or development (excluding any field of business or area of research and development that is wholly unrelated to Executive's responsibilities with Employer and as to which he possesses no material confidential or proprietary information of Employer, it being agreed that printing and engraving and the manufacturing and distribution of printed or engraved materials, and e-commerce related thereto, are not so excluded) , whether or not developed, conceived or first reduced to practice during normal business hours or with the use of any equipment, supplies, facilities or trade secret information or other resource of Employer or (b) are developed in whole or in any material part on Employer's time or developed using Employer's equipment, supplies (other than occasional and immaterial uses of such supplies), facilities or trade secret information, or other resources of Employer, whether or not the work product relates to Employer's field of business.

      NOTICE: Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate Executive to assign or offer to assign to Employer any of Executive's rights in any invention for which no equipment, supplies, facilities or trade secret information of Executive was used and which was developed entirely on Executive's own time, unless (except to the extent further restricted above) (a) the invention relates (i) directly to the business of Employer or (ii) to Employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for Employer. This satisfies the written notice and other requirements of RCW 49.44.140, to the extent applicable.

      7.6   Disclosure and Protection of Inventions

      Executive shall disclose in writing all concepts, designs, processes, technology, plans, embodiments, inventions or improvements constituting Intellectual Property to Employer promptly after the development thereof. At Employer's request and at no cost or expense to Executive, Executive will assist Employer or its designee in efforts to protect all rights relating to such Intellectual Property. Such assistance may include, without limitation, the following: (a) making application in the United States and in other countries for a patent or copyright on any work products specified by Employer; (b) executing documents of assignment to Employer or its designee of all of Executive's right, title and interest in and to any work product and related intellectual property rights; and (c) taking such additional action (including, without limitation, the execution and delivery of documents) to perfect, evidence or vest in Employer or its designee all right, title and interest in and to any Intellectual Property and any rights relating thereto.

      7.7   Nondisclosure; Return of Materials

      (a) During the term of his employment by Employer and following termination of such employment, Executive will not disclose (except as required by his duties to Employer) any concept, design, process, technology, trade secret, customer list, plan, embodiment or invention, any other Intellectual Property or any other confidential information, whether patentable or not, of Employer of which Executive becomes informed or aware during his employment, whether or not developed by Executive; provided, however, that the foregoing obligations of confidentiality and nondisclosure shall not apply to any information which (i) at the time of disclosure or use is, or thereafter becomes, available in the public domain through no breach of this Agreement by Executive; or (ii) is obtained by Executive from a source other than Employer and other than one who would be breaching a commitment of confidentiality to Employer by disclosing the information to Executive and Executive can bear the burden of proving that it was so obtained; or (iii) is developed by Executive independently of Employer's confidential information; or (v) is required by law to be disclosed by Executive, provided that written notice is delivered to Employer prior to any such disclosure to afford Employer a reasonable opportunity to object to such disclosure.

      (b) In the event of the termination of his employment with Employer or the expiration of this Agreement, Executive will return all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals to Employer that pertain to his employment with Employer or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

      7.8   Equitable Relief

      Executive acknowledges that the provisions of this Section 7 are essential to Employer, that Employer would not enter into this Agreement if it did not include this Section 7 and that damages sustained by Employer as a result of a breach of this Section 7 cannot be adequately remedied by damages, and Executive agrees that Employer, notwithstanding any other provision of this Agreement, including, without limitation, Section 14 hereof, in addition to any other remedy it may have under this Agreement or at law, will be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement, including, without limitation, this Section 7. The prevailing party in any proceedings under this Section 7 will be entitled to recover costs and expenses, including attorneys' fees.

      7.9   Effect of Violation

      Executive and Employer acknowledge and agree that additional consideration has been given for Executive's entering into this Section 7, such additional consideration including, without limitation, certain provisions for termination payments pursuant to Section 7 hereof. Violation by Executive of this Section 7 will relieve Employer of any obligation it may have to make such termination payments, but shall not relieve Executive of his obligations, as required hereunder, not to compete.

      7.10  Definition of Employer

      For purposes of this Section 7, "Employer" shall include (in addition to the corporation defined as Employer in Recital A above), Fine Arts and all other current and future entities controlling, controlled by or under common control with Employer.

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

8.    Representations and Warranties

      To induce Employer to enter into this Agreement, Executive represents and warrants to Employer as follows:

      8.1   No Violation of Other Agreements

      Neither the execution nor the performance of this Agreement by Executive will violate or conflict in any way with any other agreement by which Executive may be bound, or with any other duties imposed on Executive by corporate or other statutory or common law.

      8.2   Patents, Etc.

      Executive has prepared and attached hereto as Schedule A a list of all inventions, patent applications and patents made or conceived by Executive prior to the date hereof that (a) otherwise would be affected by this Agreement and
(ii) are subject to prior agreement or that Executive desires to exclude from this Agreement, or, if no such list is attached, Executive hereby represents and warrants to Employer that there are no such inventions, patent applications or patents.

9.    Young Presidents Organization ("YPO") Eligibility

      Notwithstanding anything in this Agreement to the contrary, Employer agrees to use commercially reasonable efforts to provide Executive with a position and level of responsibility consistent with YPO eligibility requirements.

10.   Notice and Cure of Breach

      Whenever a breach of this Agreement by any party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than pursuant to the definition of "Cause" set forth in
Section 6.6(a)(iii) hereof, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least 20 days' prior written notice of the existence and nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during such 20-day period; provided, however, that if the cure reasonably cannot be completed within such 20-day period, such period shall be extended to the period of time reasonably necessary to effect such cure, up to a maximum of 60 days in the aggregate from the date of the notice referred to above. No such extension shall be permitted unless the party purportedly in breach begins such cure immediately upon receiving notification thereof and continues to diligently pursue such cure to completion.

11.   Notices

      All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile transmission, or mailed postage

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prepaid by first-class certified or registered mail, or sent for next business morning delivery via a nationally recognized express courier service, or hand-delivered, addressed as follows:

            If to Executive:

            Nicholas J. Stanley
            121 S.W. Salmon, Suite 1430
            Portland, Oregon  97204
            Fax:  (503) 221-0550
            Attention:  Wayne Slovick

            with a copy to:

            Miller, Nash, Wiener, Hager & Carlsen LLP
            3500 U.S. Bancorp Tower
            111 S.W. Fifth Avenue
            Portland, OR  97204
            Fax:  (503) 224-0155
            Attention:  Donald W. Douglas

            If to Employer or ImageX:

            ImageX.com, Inc.
            10800 NE 8th Street; Suite 200
            Bellevue, WA 98004
            Fax:  (425) 452-9266
            Attention:  President

            with a copy to:

            Perkins Coie LLP
            1201 Third Avenue, 40th Floor
            Seattle, WA 98101-3099
            Fax:  (206) 583-8500
            Attention:  David C. Clarke

      Any party may change the persons, fax numbers or addresses to which any notices or other communications to it should be addressed by notifying the other party as provided above. Any notice or other communication, if addressed and sent, mailed or delivered as provided above, shall be deemed given or received five days after the date sent as indicated on the certified or registered mail receipt, or on the next business day if mailed by express courier service, or on the date of delivery or transmission if hand-delivered or sent by facsimile transmission.

12.   Assignment

      This Agreement is personal to Executive and shall not be assignable or delegable by Executive. Employer may assign its rights and obligations hereunder to (a) ImageX, (b) any corporation resulting from any merger, consolidation or other reorganization to which Employer or ImageX is a party, or (c) any corporation, partnership, association or other person to which Employer or ImageX may transfer all or substantially all its assets. All the terms and provisions of this Agreement shall be binding on and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

13.   Waivers

      No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, will constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance will not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

14.   Arbitration

      Subject to the provisions of subparagraph 7.8 hereof, any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed on by Employer and Executive or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute that arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

15.   Amendments in Writing

      No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, will be effective unless the same is in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the party to be bound thereby, and each such amendment, modification, waiver, termination or discharge will be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement will be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Employer and Executive.

16.   Governing Law

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon as though made and to be fully performed in that State.

17.   Severability

      If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover will have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

18.   Headings

      All headings used herein are for convenience only and will not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

19.   Counterparts

      This Agreement, and any amendment or modification entered into pursuant to
Section 15 hereof, may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

20.   Entire Agreement

      This Agreement on and as of the date hereof constitutes the entire agreement between Employer and Executive with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between Employer and Executive with respect to such subject matter are hereby superseded and nullified in their entireties.

      IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

                                    EXECUTIVE


                                          /s/ Nicholas J. Stanley
                                    ------------------------------------------
                                    Nicholas J. Stanley



                                    KEYSTONE ACQUISITION CORP.


                                    By          /s/ Richard P. Begert
                                    ------------------------------------------
                                       Richard P. Begert

                                      Its
                                         ------------------------------------



                                    IMAGEX.COM, INC.


                                    By          /s/ Richard P. Begert
                                    ------------------------------------------
                                       Richard P. Begert

                                      Its
                                         ------------------------------------